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Court Grants Volterra’s Preliminary Injunction Motion
in Patent Infringement Lawsuit Against Infineon / Primarion

FREMONT, Calif., October 1, 2009 — Volterra Semiconductor Corporation (Nasdaq: VLTR), a leading provider of high-performance analog and mixed-signal power management semiconductors, today announced that at a September 30, 2009 hearing, the U.S. District Court granted Volterra’s motion for a preliminary injunction against Infineon Technologies AG, Infineon Technologies North America Corporation and Primarion Inc. (Infineon/Primarion) in a patent infringement lawsuit.

“We are very pleased that the Court granted our motion for a preliminary injunction against Infineon/Primarion,” said Jeff Staszak, Volterra’s President and Chief Executive Officer. “We believe this ruling signals the likelihood of success on the merits of our case against Infineon/Primarion, and validates the strength of our intellectual property position. We will continue to aggressively protect our patent and other intellectual property rights.”

About the Case

Volterra filed a lawsuit against Infineon/Primarion in November 2008 claiming, among other things, that Infineon/Primarion’s PX4640 and PX4650 integrated power products infringe certain Volterra patents. In December 2008, Infineon/Primarion filed certain counterclaims in response to the lawsuit. In July 2009, Volterra filed a motion for preliminary injunction, seeking to stop Infineon/Primarion from marketing or selling these products, on the grounds that they infringe Volterra patents.

The specific terms of the injunction and the Court’s reasoning for its ruling will be provided in a more detailed Court order which is expected to soon be issued.

In addition to the motion for preliminary injunction, Volterra had also filed a motion for partial summary judgment for infringement. Although the Court did not grant this motion at this time, Volterra will have the ability to pursue this motion again at a future date.

About Volterra Semiconductor Corporation

Volterra Semiconductor Corporation, headquartered in Fremont, CA, designs, develops, and markets leading edge silicon solutions for low-voltage power delivery. The Company’s product portfolio is focused on advanced switching regulators for the computer, datacom, storage, and portable markets. Volterra operates as a fabless semiconductor company utilizing world-class foundries for silicon supply. The company is focused on creating products with high intellectual property content that match specific customer needs. For more information, please visit http://www.volterra.com.